Exhibit 4.2

XACTLY CORPORATION

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of June 23, 2010, by and among Xactly Corporation, a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock and possess rights set forth in that certain Investor Rights Agreement dated as of January 22, 2009, by and among the Company and the Existing Investors (the “Prior Agreement”); and

WHEREAS, certain of the Existing Investors represent holders of at least a majority of the outstanding Registrable Securities (as defined in the Prior Agreement) and desire to amend and restate the Prior Agreement in its entirety; and

WHEREAS, certain of the Investors are parties to that certain Series D-1 Preferred Stock Purchase Agreement of even date herewith (the “Series D-1 Agreement”), pursuant to which the Company will sell, and said Investors will buy, shares of Series D-1 Preferred Stock of the Company on the terms and conditions set forth in the Series D-1 Agreement (the “Financing”); and

WHEREAS, each Major Investor has a preemptive right pursuant to the Prior Agreement, but has agreed to waive such right in connection with the Financing by entry into this Agreement; and

WHEREAS, the Series D-1 Agreement requires, as a condition to closing the Financing, that the parties hereto enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Board” means the Board of Directors of the Company, as the same shall be constituted from time to time.

1.2 “Common Stock” means the Common Stock of the Company.

1.3 “Confidential Information” means information about the Company’s business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the Company marked or designated by the Company as “confidential” or “proprietary” or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential, including, without limitation, all information disclosed to Holders via their designees on the Board. Confidential Information will not include information that (a) is in or enters the public domain without breach of this Agreement, (b) the Holder lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (c) the Holder knew prior to receiving such information from the Company or (d) the Holder independently develops without reliance on any Confidential Information.

1.4 “Convertible Securities” means all securities of the Company convertible, with or without consideration, into Common Stock.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.6 “Exempt Registration” means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the sale of secondary equity shares for cash.

1.7 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of securities.

1.8 “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee of such Person in accordance with Section 2.9 of this Agreement.

1.9 “IPO” means the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.

1.10 “Major Investor” means any Holder of at least 1,000,000 shares of the then outstanding shares of Registrable Securities (as appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event).

1.11 “Person” means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

1.12 “Plan” means the Company’s 2005 Stock Plan, as amended.

1.13 “Preferred Stock” means the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series D-1 Preferred.

1.14 “Qualified IPO” means the firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act, the public offering price of which is not less than $5.00 per share (appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event) and which results in aggregate cash proceeds to the Company of at least $40,000,000 (before payment of underwriter’s discounts and commissions).

1.15 “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

1.16 “Registrable Securities” means (a) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, (b) any Common stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors after the date hereof, (c) the shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (a), (b) and this clause (c), and (d) as approved by the Board of Directors of the Company, (i) any other shares of Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) from time to time to landlords, financial institutions or equipment lessors in connection with real estate transactions, commercial credit arrangements or equipment financings outstanding on the date hereof as listed on Exhibit B hereto, and (ii) any other shares of Common Stock issued after the date hereof (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) from time to time to landlords, financial institutions or equipment lessors as required in connection with real estate transactions, commercial credit arrangements or equipment financings provided that the net cumulative aggregate number of shares subject to such issuances does not exceed, 500,000 shares (as adjusted for any stock splits, stock dividends, and similar recapitalization events) and such landlords, financial institutions or equipment lessors agree to become parties to and be bound by the terms and conditions of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the shares of Common Stock issued pursuant to this clause (d) shall not be deemed Registrable Securities for purposes of Sections 2.1, 2.3 or 4 of this Agreement. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (X) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (Y) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

1.17 “Registrable Securities then outstanding” means the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.18 “Restated Certificate” means the Restated Certificate of Incorporation of the Company as in effect on the date hereof.

1.19 “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.20 “Securities Act” means the Securities Act of 1933, as amended.

1.21 “Series A Preferred” means the Series A Preferred Stock of the Company.

1.22 “Series B Preferred” means the Series B Preferred Stock of the Company.

1.23 “Series C Preferred” means the Series C Preferred Stock of the Company.

1.24 “Series D Preferred” means the Series D Preferred Stock of the Company.

1.25 “Series E Preferred” means the Series E Preferred Stock of the Company.

1.26 “Series D-1 Preferred” means the Series D-1 Preferred Stock of the Company.

2. Registration Rights.

2.1 Request for Registration.

(a) Initiation. If the Company shall receive at any time not earlier than (i) four (4) years after the date of this Agreement or (ii) six (6) months following the IPO, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding for a reasonably anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $10,000,000, then the Company shall, within ten (10) days of the receipt thereof, give notice of such request to all other Holders and shall, subject to the limitations of subsection 2.1(b), use its best efforts to effect as soon as practicable the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) under the Securities Act of all Registrable Securities which the Initiating Holders request to be registered, together with any Registrable Securities of any Holder joining in such request as are specified in a notice given by any such Holder to the Company within twenty (20) days after receipt of the Company’s notice.

(b) Underwritten Offering. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter shall be selected by the holders of a majority of the Registrable Securities then outstanding held by Initiating Holders and shall be reasonably acceptable to the Company. The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the managing underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, including the Initiating Holders, in proportion rounded to the nearest 100 shares to the amount of Registrable Securities of the Company then owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling stockholder,” as defined in this sentence.

(c) Company Deferral. If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(d) Maximum Number of Registrations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 after the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective by the SEC and the securities offered pursuant to such registrations have been sold. For purposes of this Section 2.1(d), registrations effected pursuant to Section 2.3 hereof shall not be counted as demands for registration or registrations effected pursuant to this Section 2.1.

(e) Lockout Period. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration statement covering any securities of the Company; provided that if said registration statement is not yet effective, the Company shall be actively employing in good faith its best efforts to cause such registration statement to be filed and to become effective.

(f) Form S-3 Registration Available. The Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.1 if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3 hereof.

(g) Other Limitations. The Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.1 in any jurisdiction in which the Company would be required to qualify to do business solely as a result of such registration or execute a general consent to service of process to effect such registration unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

2.2 Company Registration.

(a) Initiation. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities (other than an Exempt Registration), the Company shall, at such time, promptly (and in any event at least thirty (30) days prior to the filing of such registration statement) give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after receipt by such Holder of the Company’s notice, the Company shall, subject to the provisions of Section 2.2(b), cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.

(b) Underwritten Offering. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2(a) to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company; provided, however, that the Holders shall not be reduced to less than twenty percent (20%) of the aggregate shares offered, except in the Company’s IPO in which case the underwriters may exclude all Registrable Securities to be sold by the Holders if the underwriters make the determination described above; provided further, that no Registrable Securities of the Holders shall be so excluded unless there are first excluded all other securities proposed to be included in such registration (other than securities registered for the account of the Company). Subject to the preceding sentence, if the total amount of securities, including Registrable Securities, requested by stockholders and Holders to be included in such offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling stockholder,” as defined in this sentence.

(c) Not a Demand Registration. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 above, and there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.

2.3 Form S-3 Registration.

(a) Initiation. If the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, effect such registration of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such notice from the Company.

(b) Limitations. Notwithstanding Section 2.3(a), the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if the Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled for inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (iv) if the Company has, within the twelve-month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.3; or (v) in any jurisdiction in which the Company would be required to qualify to do business solely as a result of such registration or execute a general consent to service of process to effect such registration unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(d) Underwritten Offerings. The substantive provisions of Section 2.1(b) shall apply to the registration if it relates to an underwritten offering.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for up to one hundred twenty (120) days, or in the case of a registration statement filed on Form S-3 pursuant to Rule 415 of the Securities Act, until the distribution contemplated therein has been completed.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in order to enable the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement.

(f) Promptly notify each Holder of Registrable Securities covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose after receipt of such notice and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

(h) Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to special counsel for the Holders of a majority of the Registrable Securities requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a “comfort” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to special counsel for the Holders of a majority of the Registrable Securities requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration.

(a) Demand and S-3 Registration. All expenses, other than underwriters’ discounts and commissions, incurred in connection with registrations initiated pursuant to Section 2.1 and 2.3, including all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and including the fees and expenses of a single special counsel for the selling Holders not to exceed $25,000, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 2.1 or one (1) S-3 registration pursuant to Section 2.3, as applicable; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the business, assets, financial condition or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 and 2.3, as applicable.

(b) Company Registration. All expenses other than underwriters’ discounts and commissions incurred in connection with registrations of Registrable Securities initiated pursuant to Section 2.2, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and fees and disbursements of a single special counsel for the selling Holders not to exceed $25,000, shall be borne by the Company.

2.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, and partner, member, officer, director and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person or other aforementioned Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further, that the Company will not be liable to any Holder, underwriter, and partner, member, officer, director or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, partner, member, officer, director or controlling Person.

(b) Indemnification by the Holders. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder.

(c) Procedures. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties who do not have differing interests and which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall a Holder’s liability pursuant to this Section 2.7(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.7(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Survival. The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.8 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”), which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the IPO;

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents as may be required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the IPO), and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the sale of any such securities without registration.

2.9 Assignment of Registration Rights. The rights to cause the Company to register securities granted Holders under Sections 2.1, 2.2 and 2.3 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided that (a) such transfer may otherwise be effected in accordance with applicable federal and state securities laws, (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a partner, retired partner or affiliated fund of any Holder which is a partnership, or (ii) is a member or former member or affiliated fund of any Holder which is a limited liability company, or (iii) is a family member or trust for the benefit of any individual Holder or (iv) is a transferee that satisfies the criteria to be a Major Investor, and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement.

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1, 2.2 or 2.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.

2.11 Market-Standoff Agreement.

(a) Market-Standoff Period; Agreement. In connection with the Company’s IPO, and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those securities included in the registration or acquired through any registered offering by the Company), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days, or such other longer period as may be requested by the managing underwriter or the Company to accommodate regulatory restrictions on the publication of research analyst reports, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE 472(f)(4) (or similar successor provisions), as the case may be, as well as any amendments thereto) from the effective date of such registration as may be requested by the Company or such underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s IPO; provided, however, that the Holders shall not be bound by the restrictions set forth in this Section 2.11 unless the officers and directors of the Company who own stock of the Company, together with all holders of one percent (1%) or more of the Company’s outstanding capital stock, also agree to such restrictions. Any waiver or termination of the restrictions set forth in this Section 2.11 by the Company or the underwriters shall apply to all Holders on a pro rata basis according to the total number of Registrable Securities owned by each Holder.

(b) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 2.11(a)).

2.12 Termination of Registration Rights. No Holder shall be entitled to exercise any registration right with respect to Registrable Securities provided for in this Section 2 upon the earlier of (a) the date five (5) years following the consummation of the Company’s IPO and (b) the date all Registrable Securities held by such Holder may be sold pursuant to Rule 144 during any ninety (90) day period.

3. Requirements for Transfer.

3.1 Restrictions on Transfer. Registrable Securities shall not be sold, assigned, pledged or transferred unless either (i) they first shall have been registered for such sale or transfer under the Securities Act and any applicable state securities laws, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

3.2 Exceptions to Restrictions on Transfer. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (A) any transfers by a Holder to (i) a partner, retired partner or affiliated fund of such Holder which is a partnership, (ii) a member or former member or affiliated fund of such Holder which is a limited liability company, or (iii) a family member or trust for the benefit of such individual Holder; provided in any such case that such transfer is in compliance with all federal and state securities laws, and such transferee agrees in writing to be subject to the terms of this Section 3 to the same extent as if he/she/it were an original Holder hereunder, or (B) for any transfers in compliance with Rule 144, except in unusual circumstances.

3.3 Restrictive Legend. Each certificate representing Registrable Securities shall bear a legend substantially in the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

The foregoing legend shall be removed from the certificates representing any Registrable Securities, at the request of the holder thereof, and the Company shall issue a certificate without such legend to the holder of the Registrable Securities if (i) those securities are registered under the Securities Act, (ii) such holder satisfies the requirements of Rule 144 under the Securities Act or (iii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

4. Covenants of the Company.

4.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor and, upon request in the case of paragraph (a), (b) and (c) below, to each Investor that is an institutional investor holding shares of Series E Preferred:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (except as noted therein), and such year-end financial reports will be audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter prepared in accordance with GAAP consistently applied (except as noted therein) with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

(c) as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited profit or loss statement, a statement of cash flows for such month and an unaudited balance sheet as of the end of such month; and

(d) a business plan containing an annual budget for the next fiscal year, as well as a report comparing the previous fiscal year’s annual budget to the financial reports referred to herein, promptly after management has presented such budget and report to the Board; provided that if management has not presented such budget and report to the Board within thirty (30) days following the end of the previous fiscal year, the Company shall deliver to each Major Investor the then-current drafts of such budget and report.

4.2 Inspection. The Company shall permit each Major Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information that the Board determines in good faith constitutes Confidential Information.

4.3 Confidentiality. Each Investor acknowledges that any information received by it pursuant to this Agreement may constitute Confidential Information, and will not use such Confidential Information in violation of the Exchange Act or reproduce, disclose or disseminate such Confidential Information to any other person (other than its directors, officers, employees, agents, attorneys or advisors (collectively, such Investor’s “Authorized Representatives”) having a need to know such Confidential Information; provided that such Investor agrees to use its best efforts to ensure that its Authorized Representatives will not use such Confidential Information in violation of the Exchange Act or reproduce, disclose or disseminate such Confidential Information to any other person), except in connection with the exercise of rights under this

Agreement, unless the Company has made such Confidential Information available to the public generally or such Investor is required to disclose such Confidential Information by applicable law, regulation or legal process.

4.4 Preemptive Rights.

(a) Rights. If at any time, or from time to time, after the date hereof the Company decides to issue additional shares of capital stock, options, warrants or rights to purchase capital stock of the Company (collectively, “Additional Shares”), then the Company shall in writing inform each Major Investor of the proposed terms of such issuance at least thirty (30) days prior to such issuance (the “Preemptive Rights Notice”) and each Major Investor shall be entitled at the time of each such proposed issuance to purchase up to its Pro Rata Share (as defined in this Section 4.4(a)) of Additional Shares so offered. A Major Investor’s “Pro Rata Share” for purposes of these preemptive rights is equal to the ratio of (i) the number of shares of Common Stock owned by such Major Investor immediately prior to the issuance of Additional Shares (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Major Investor) to (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of Additional Shares (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by all of the Company’s security holders).

(b) Notice; Exercise of Rights; Over-Allotment. Within twenty (20) days after receipt of the Preemptive Rights Notice, each Major Investor shall notify the Company whether it elects to exercise its right to purchase such Major Investor’s Pro Rata Share (or any part thereof) of the Additional Shares so offered. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Major Investor”) of any other Major Investor’s failure to do likewise, whether such failure is a partial exercise of the right or a complete non-exercise of the right. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Major Investor shall be entitled to obtain that portion of the Additional Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion of the outstanding Common Stock held by such Fully-Exercising Major Investor (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by said Fully-Exercising Major Investor) bears to the total number of outstanding Common Stock held by all Fully-Exercising Major Investors (assuming full conversion of the Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by all of the Fully-Exercising Major Investors).

(c) Failure to Notify. After expiration of the notice periods specified in Section 4.4(b) above, the Company may, during a period of sixty (60) days following the end of such notice period, sell and issue to other persons such Additional Shares as to which the Major Investors have not exercised their rights to purchase under this Section 4.4, upon terms and conditions not more favorable to the purchasers than those set forth in the Preemptive Rights Notice. In the event the Company has not sold the Additional Shares within said 60-day period, the Company shall not thereafter issue or sell such Additional Shares without first offering such Additional Shares to the Major Investors in the manner provided above.

(d) Price, Terms and Conditions. The price, terms and conditions at and upon which each Major Investor may purchase such Additional Shares shall be the same price, terms and conditions as and upon which the Additional Shares are sold by the Company to other Persons.

(e) Limitations on Preemptive Right. The term “Additional Shares” does not include, and the preemptive rights contained in this Section 4.4 shall not apply to, the issuance by the Company of:

(i) securities issued to officers, directors or employees of, or consultants to, the Company pursuant to any stock option plan or agreement or other employee stock incentive program or agreement approved by the Board; provided, however, that the net cumulative aggregate number of such shares shall not exceed 15,144,691 (as adjusted for stock dividends, combinations, splits, recapitalizations and the like and for the repurchase of unvested shares or the cancellation of options) unless a greater amount of securities is approved by the Board of Directors;

(ii) securities issued in connection with a Qualified IPO;

(iii) securities issued upon conversion of the Preferred Stock;

(iv) securities issued upon exercise, exchange or conversion of any exercisable, exchangeable or convertible securities that are outstanding as of the date of this Agreement;

(v) securities issued in connection with any stock splits, stock dividends, recapitalizations and the like;

(vi) securities issued after the date of this Agreement to landlords, financial institutions or equipment lessors in connection with real estate transactions, commercial credit arrangements or equipment financings provided that the net cumulative aggregate number of shares subject to such issuances does not exceed, 500,000 shares (as adjusted for any stock splits, stock dividends, and similar recapitalization events);

(vii) securities issued in connection with business combinations (including, without limitation, pursuant to the acquisition of another entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization) or corporate partnering or joint venture arrangements in transactions unanimously approved by the Board; and

(viii) securities which are otherwise excluded by the affirmative vote or written consent of the holders of a majority of the shares of the Preferred Stock then outstanding.

4.5 Proprietary Information and Inventions Agreements; Consultant Agreements. The Company shall require that, unless otherwise approved by the Board, as a condition of employment or the formation of a consulting relationship with the Company (as the case may be), each person now or hereafter employed by it or any subsidiary as an officer, employee or consultant enter into a proprietary information and inventions agreement or consultant agreement substantially in the forms approved by the Board.

4.6 Board Expenses. The Company will pay reasonable out-of-pocket expenses (including reasonable air fare and hotel expenses) of non-employee members of the Board in connection with attendance at meetings of the Board upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

4.7 Right of First Refusal. The Company will maintain a right of first refusal in favor of the Company and the Major Investors in accordance with the Company’s Bylaws.

4.8 Stock Vesting. Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting over a four (4) year period as follows: (i) twenty five percent (25%) of such stock shall vest at the end of the first year following the date of issuance or the date such person’s services commence with the Company, as applicable, and (ii) seventy five percent (75%) of such stock shall vest in equal monthly increments for each full month of employment thereafter over the next three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at no more than cost any unvested shares of stock held by such person.

4.9 Qualified Small Business Stock. So long as it does not require the Company to operate its business in a manner which would limit its prospects, the Company shall use commercially reasonable efforts to ensure that the Preferred Stock qualifies as “qualified small business stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company shall perform all acts reasonably necessary to so qualify the Preferred Stock and shall make all filings required under Section 1202(d)(1)(c) of the Code and related treasury regulations.

4.10 Board Approval for Certain Matters.

(a) The Company shall not, without first obtaining the affirmative vote of a majority of the Board or a unanimous written consent of the Board:

(i) take any action set forth in Article IV, Paragraph A, Section 5 of the Restated Certificate;

(ii) mortgage, pledge or transfer a security interest in, or create a lien in, all or substantially all of the assets of the Company or all or substantially all of the assets of any subsidiary of the Company, or permit any subsidiary of the Company to do the same;

(iii) loan or advance funds to any employee, except in the ordinary course of business pursuant to travel advances or salary advances and except in connection with payment for the purchase of shares of the Company’s capital stock by promissory note;

(iv) guarantee any indebtedness or liability incurred by the Company or any third party except in the ordinary course of business;

(v) issue, or obligate itself to issue, any shares, options, warrant or other securities which represent, in the aggregate over the term of this Agreement, more than one half percent (0.5%) of the fully diluted capitalization of the Company as of the date hereof;

(vi) with respect to agreements or arrangements entered into after the date of this Agreement, accelerate, or obligate itself to accelerate (i) the vesting schedule applicable to any outstanding shares or any shares subject to any options or (ii) the expiration date of the Company’s right of repurchase with respect to any outstanding shares or any shares subject to any options, held by any employee, officer, consultant or other service provider of the Company; or

(vii) increase the compensation for any officer of the Company in excess of fifteen percent (15%) during any one (1) year period.

For purposes of Section 4.10(a)(v) above, the fully diluted capitalization of the Company shall include (i) outstanding shares of Common Stock, (ii) shares of Common Stock issuable upon conversion of shares of Preferred Stock then outstanding, (iii) all options, warrants or other rights outstanding to subscribe to or purchase Common Stock or Convertible Securities and (iv) all shares of Common Stock available for grant under the Plan and other stock option plans, if any.

(b) The Company shall not, without first obtaining the affirmative vote of a majority of the Board or unanimous written consent of the Board, increase the number of shares available for grant under the Plan.

(c) The Company shall not, without first obtaining the affirmative vote of a majority of the Board or a unanimous written consent of the Board, hire an employee whose non-equity compensation is equal to or greater than $175,000 per annum.

4.11 Indemnification of Directors and Officers. The Company’s Certificate of Incorporation and Bylaws shall provide for the Company’s indemnification of its directors and officers to the maximum extent permitted by law. The Company shall enter into a standard form of indemnification agreement approved by the Board with each of its directors.

4.12 Termination of Covenants. The covenants set forth in Section 4.1 through Section 4.11 shall terminate as to each Investor or Major Investor, as the case may be, and be of no further force or effect (i) immediately prior to the consummation of the Qualified IPO, or (ii) upon the closing of a Liquidation Event (as such term is defined in the Restated Certificate). In addition, the covenant set forth in Section 4.1 shall also terminate, if not already terminated upon the consummation of the Qualified IPO or the closing of a Liquidation Event, when the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

4.13 Financial Information. The Company shall (i) furnish to the Board at each regularly scheduled Board meeting unaudited monthly financial and operating information covering the time period elapsed since the previous regularly scheduled Board meeting, and (ii) furnish to the Board, as soon as practicable following the end of each fiscal year of the Company, the financial information described in Section 4.1(a) hereof.

4.14 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

5. Miscellaneous.

5.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly superseded hereby.

5.2 Successors and Assigns. Except as otherwise provided in this Agreement, and subject to the restrictions on transfer set forth herein and in the Purchase Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof); provided, however, that rights granted under Section 4.1 hereof may only be transferred to another Major Investor and the Company must be provided with prior written notice of such transfer. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Subject to the foregoing, the Investors and their successors and assigns acknowledge that by operation of this Section 5.3, the Holders of at least a majority of the then outstanding Registrable Securities, when acting together with the Company, will have the right and power to amend or waive any rights or any or all obligations under this Agreement; provided, however, that (i) persons or entities purchasing shares of Series D-1 Preferred in a Subsequent Closing (as defined in the Series D-1 Agreement) and (ii) landlords, financial institutions or equipment lessors to whom shares of Common Stock have been issued as of the date hereof or may be issued after the date hereof (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as required in connection with real estate transactions, commercial credit arrangements or equipment financings provided such issuances do not exceed, in the aggregate, 500,000 shares (as adjusted for any stock splits, stock dividends, and similar recapitalization events), may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement (except to add such person’s or entity’s name and applicable details to the appropriate exhibits hereto) pursuant to this paragraph or any consent or approval of any other Investor. Notwithstanding the foregoing, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of an Investor hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of any other Investors hereunder, without also the written consent of the Investor which would be adversely affected.

5.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) one business day after deposit with a recognized overnight courier, or (iv) three business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to an Investor, at such address as set forth in the Company’s records, or at such other address as such Investor shall have furnished to the Company in writing upon 10 days’ notice, or (b) if to the Company, at 35 South Market Street, San Jose, California 95113, Attention: Christopher W. Cabrera, fax: (408) 977-3132, or at such other address as the Company shall have furnished to the Investors in writing upon 10 days’ notice.

5.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.6 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Costs of Enforcement. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ and accountants’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.8 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated Persons (including former and current partners, former and current members, former and current stockholders and funds under common management or control) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.12 Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Upon execution by the Company and the Holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement) then outstanding, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

XACTLY CORPORATION

By:	/s/ Christopher W. Cabrera
Christopher W. Cabrera
President and Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

ALLOY VENTURES 2005, L.P.
by: Alloy Ventures 2005, LLC its General Partner

/s/ Tony Di Bona
Managing Member of Alloy Ventures 2005, LLC, the General Partner of Alloy Ventures 2005, L.P.

By: OUTLOOK MANAGEMENT III, LLC,
its General Partner

By:	/s/ Randy M. Haykin
Name:	Randy M. Haykin
Title:	Managing Director

OUTLOOK VENTURES II-P, L.P.

By: OUTLOOK MANAGEMENT II, LLC,
its General Partner

By:	/s/ Randy M. Haykin
Name:	Randy M. Haykin
Title:	Managing Director

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

REMBRANDT VENTURE PARTNERS II, L.P.

By:	/s/ G.S. Casilli
Name:	G.S. Casilli
Title:	General Partner

REMBRANDT VENTURE PARTNERS FUND TWO, L.P.

By:	/s/ G.S. Casilli
Name:	G.S. Casilli
Title:	General Partner

REMBRANDT VENTURE PARTNERS FUND TWO-A, L.P.

By:	/s/ G.S. Casilli
Name:	G.S. Casilli
Title:	General Partner

BAY PARTNERS X, L.P.
By: Bay Management Company X, LLC, General Partner

By:	/s/ Neal Dempsey
	Name:	Neal Dempsey
	Title:	Manager

BAY PARTNERS X ENTREPRENEURS FUND, L.P.

By: Bay Management Company X, LLC, General Partner

By:	/s/ Neal Dempsey
	Name:	Neal Dempsey
	Title:	Manager

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

KEY VENTURE PARTNERS II LLC

By:	/s/ John P. Ward
Name:	John P. Ward
Title:	Managing Director

BRIDGESCALE PARTNERS, L.P.

By:	/s/ Rob Chaplinsky
Name:	Rob Chaplinsky
Title:	Managing Member of
Bridgescale Partners GP I, L.L.C., its General Partner

CHEYENNE XACTLY PARTNERS, L.P.

By:	/s/ Gregory F. Eaton
Name:	Gregory F. Eaton
Title:	General Partner

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

GLYNN EMERGING OPPORTUNITY
FUND II, L.P.

By:	Glynn Management LLC
Its:	General Partner

By:	/s/ John W. Glynn
John W. Glynn
Managing Director

GLYNN VENTURES VI, L.P.

By:	Glynn Management, LLC
Its:	General Partner

By:	/s/ John W. Glynn
John W. Glynn
Managing Director

GLYNN PARTNERS, L.P.

By:	Glynn Management, LLC
Its:	General Partner

By:	/s/ John W. Glynn
John W. Glynn
Managing Director

GLYNN INVESTMENT COMPANY, LLC

By:	/s/ John W. Glynn
John W. Glynn
Manager

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

SALESFORCE.COM, INC.

By:	/s/ David Schellhase
Name:	David Schellhase
Title:	EVP Legal

BRMR, LLC

By:	/s/ Barry Rubenstein
Name:	Barry Rubenstein
Title:	CEO

WS INVESTMENT COMPANY, LLC (2010 A)

By:	/s/ James Terranova
Name:	James Terranova
Title:	Director, WS Investments

ROBERT W. WILMOT AND MARY J. WILMOT, TRUSTEES OF THE WILMOT LIVING TRUST U/D/T DATED APRIL 18, 1995

By:	/s/ Robert & Mary Wilmot
Name:	Robert & Mary Wilmot
Title:	Trustees

CASILLI INVESTMENT PARTNERS

By:	/s/ Gerald S. Casilli
Gerald S. Casilli, Partner

COUNTERPART SIGNATURE PAGE TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

INVESTOR:

CASILLI FAMILY HOLDINGS

By:	/s/ Gerald S. Casilli
Gerald S. Casilli

THE PIDWELL FAMILY LIVING TRUST, DATED 6/25/87

By:	/s/ David W. Pidwell
Name:	David W. Pidwell
Title:	Trustee

/s/ David Pidwell
David Pidwell

/s/ Cindy Padnos
Cindy Padnos

/s/ Thanos M. Triant
Thanos M. Triant

/s/ Irwin Lieber
Irwin Lieber

/s/ George Manuelian
George Manuelian

/s/ Lara Druyan
Lara Druyan

EXHIBIT A

SCHEDULE OF INVESTORS

Bridgescale Partners, L.P.

salesforce.com, inc.

Alloy Ventures 2005, L.P.

Outlook Ventures III, L.P.

Outlook Ventures II-P, L.P.

Cindy Padnos

Spinner Global Technology Fund

Rembrandt Venture Partners II, L.P.

Rembrandt Venture Partners Fund Two, L.P.

Bay Partners X, L.P.

Bay Partners X Entrepreneurs Fund, L.P.

Granum 1983 Children’s Trust

Thanos M. Triant

BRMR, LLC

Irwin Lieber

Gerald A. Casilli TTEE U/A DTD 11/11/2004 Gerald A. Casilli Living Trust

Robert W Wilmot and Mary J Wilmot, Trustees of the Wilmot Living Trust u/d/t dated April 18, 1995

Eric Di Benedetto

Eric Lee

Steven De Marco

The Casilli Revocable Trust

Casilli Investment Partners

Casilli Family Holdings

Roy Chao

Bernie Kassar

Monica & Greg Cervelli

Dale Hymes

The Pidwell Family Living Trust, dated 6/25/87

David Pidwell

Madhusudhan Thota

WS Investment Company, LLC (2006A)

WS Investment Company, LLC (2006C)

Steve Apfelberg

Satish Palvai

George Manuelian

Dan Rampe

Peter Loukianoff

Klei Family Trust U/A/D November 12, 2003

Glynn Emerging Opportunity Fund II, L.P.

Glynn Ventures VI, L.P.

Glynn Partners, L.P.

Cheyenne Xactly Partners, L.P.

WS Investment Company, LLC (2008A)

WS Investment Company, LLC (2008C)

Lara Druyan

Japan Asia Investment Co., Ltd.

Key Venture Partners II, LLC

Polaris Venture Partners II, L.P.

Polaris Venture Partners Founders’ Fund II, L.P.

Venture Strategy Partners II LP

Venture Strategy Affiliates Fund LP

Eastward Capital Partners IV, L.P.

Eastward Investors, LLC

TWCP, L.P.

TWCP Founders’ Circle (QP), L.P.

TWCP Founders’ Circle (AI), L.P.

TWCP (Dutch), L.P.

TWCP (Dutch II), L.P.

WS Investment Company, LLC (2010A)

EXHIBIT B

Warrant Date	Warrantholder	Class of Stock	Shares Subject to Warrant	Expiration Date
11/08/2006	Venture Lending & Leasing IV, LLC	Series B Preferred Stock	29,599 shares	6/30/2014

3/31/2008	Silicon Valley Bank	Series C Preferred Stock	141,732 shares	3/31/2018

		Series D Preferred Stock	63,157 shares